Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements of Office Depot, Inc. and subsidiaries and the effectiveness of Office Depot, Inc. and subsidiaries’ internal control over financial reporting dated March 1, 2017, appearing in the Annual Report on Form 10-K, as amended on April 26, 2017, of Office Depot, Inc. and subsidiaries for the fiscal year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP

Boca Raton, Florida

July 20, 2017